AlphaPoint Technology, Inc., announces it has entered into a Letter of Intent to acquire Home Bistro, Inc.

SARASOTA, Fla., July 10, 2017, /Business Wire/ -- AlphaPoint Technology, Inc. (OTCQB:  APPO) today announced it has entered into a Letter of Intent (LOI) to acquire Home Bistro, Inc., a San Diego-based online home meal delivery company. The letter of Intent is non-binding and may be terminated by either party at any time. The transaction is subject to completion of due diligence review and customary closing conditions, and is anticipated to close on or about September 15, 2017.

Since 2014, Home Bistro has provided high quality, direct-to-consumer gourmet home meal replacement plans and health programs. The Company is uniquely positioned to take advantage of a market opportunity generated by the consumer’s growing acceptance and demand for products acquired online and delivered to their home.  There is momentum in certain aspects of the prepared meal industry in the form of meal kit delivery with services such as Blue Apron, that delivers unprepared groceries delivered in a box with a recipe card, and a variety of restaurant delivery services (such as Grubhub, which arranges for the delivery of restaurant meals – at premium prices). This sector has been driven by a commodity that consumers are losing at greater and greater levels due to technological advances - time.  While meal delivery kits do save a trip to the grocery store, the consumer is still saddled with the approximately ninety minutes of time required to store and then prepare (washing, slicing, dicing, cooking, combining) ingredients before they can enjoy a meal. Home Bistro provides time-starved consumers with guilt-free, restaurant quality meals that are great tasting and good for you. Our Executive Chef assures that we source only high quality, natural ingredients that are perfectly prepared and delivered to your door.  Simply Heat, Plate and Enjoy. Customers can choose from a variety of meal packages or order individual entrees to their taste.

About AlphaPoint Technology, Inc.

AlphaPoint’s principal objective is to collaborate with innovative technology-focused service companies that are interested in pursuing growth through the public markets.

About Home Bistro, Inc.

Founded in 2014, Home Bistro provides high-quality, direct-to-consumer gourmet home meal replacement plans and health programs through its website at www.homebistro.com.

For more information contact:

G. Macleod

AlphaPoint Technology, Inc.

gmacleod@alphapoint-us.com

941.907.8822, ext. 14

The statements in the press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.